EXHIBIT 5.1

                                                                                          June 4, 2002

PLUMTREE SOFTWARE, INC.
500 Sansome Street
San Francisco, CA 94111

          Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) pursuant to a Registration Statement of Form S-8 (the “Registration Statement”) of 8,626,542 shares of Common Stock, of Plumtree Software, Inc., a Delaware corporation (the “Company”), under the Company’s 1997 Equity Incentive Plan (the “1997 Plan”), 8,562,253 shares of Common Stock under the Company’s 2002 Stock Plan (the “2002 Plan”), 2,000,000 shares of Common Stock under the Company’s 2002 Employee Stock Purchase Plan (the “2002 ESPP”) and 400,000 shares of Common Stock under the Company’s 2002 Director Option Plan (the “2002 Director Plan”) (collectively, the “Shares”), we, as outside corporate counsel to the Company, have examined the Registration Statement, such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when issued and sold in the manner described in the 1997 Plan, the 2002 Plan, the 2002 ESPP and the 2002 Director Plan (collectively, the “Stock Plans”), and pursuant to the agreements which accompany each grant under the Stock Plans, the Shares will be legally and validly issued, fully paid and assessable.

The foregoing opinion is limited to the laws of the state of California and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

Wilson Sonsini Goodrich & Rosati, P.C.